Exhibit 21.1
SIRIUS XM RADIO INC.
SUBSIDIARIES
Sirius Entertainment Promotions LLC
Satellite CD Radio LLC
XM 1500 Eckington LLC
XM Investment LLC
Spend LLC
Earth Station Ecuador Cia. Ltda.
XM Radio LLC
XM Emall Inc.
Satellite Public Radio Inc.
Interoperable Technologies LLC